Exhibit 10.19

Execution Version

Dated                      2014

MITSUI O.S.K. LINES, LTD.

and

HÖEGH LNG PARTNERS OPERATING LLC

and

TOKYO LNG TANKER CO., LTD

AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

Execution Version

INDEX

Article		Page

1	DEFINITIONS	2

2	PURPOSE OF EACH COMPANY	6

3	MANAGEMENT AND TECHNICAL AGREEMENT	6

4	CAPITALISATION OF THE COMPANY - SHARE CAPITAL OF THE COMPANIES	6

5	FINANCING OF THE VESSELS	6

6	FEES	7

7	GUARANTEE/SUPPORT UNDERTAKING	8

8	ARTICLES OF EACH COMPANY	8

9	DIRECTORS AND OFFICERS AND OTHER MATTERS	8

10	DIVIDEND AND DISTRIBUTION POLICY	11

11	GENERAL MEETINGS	11

12	AUDITORS	11

13	TRANSFER OF SHARES - SYNDICATION OF OWNERSHIP INTERESTS	11

14	PLEDGE OF SHARES	16

15	TERMINATION	17

16	CONFIDENTIALITY	19

17	REPLACEMENT AND EFFECTIVE TIME	19

18	DURATION	20

19	GOVERNING LAW AND ARBITRATION	20

20	NOTICES	20

21	GENERAL PROVISIONS	21

22	FURTHER ASSURANCES	22

SCHEDULE		24

DETAILS OF COMPANY 1		24

DETAILS OF COMPANY 2		25

Execution Version

THIS Amended and Restated Shareholders’ Agreement is made on                      2014 by and

BY AND BETWEEN:

(1)	MITSUI O.S.K. LINES, LTD., a company incorporated under the laws of Japan, having its principal office at 1-1, Toranomon, 2-Chome, Minato-ku, Tokyo, Japan 105-8688 (“MOL”);

(2)	HÖEGH LNG PARTNERS OPERATING LLC, a company incorporated pursuant to the laws of Marshall Islands, having its address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (“HLPO”); and

(3)	TOKYO LNG TANKER CO., LTD., a company incorporated under the laws of Japan, having its address at 1-5-20 Kaigan, Minato-ku, Tokyo, Japan 105-8527 (“TLT”).

WHEREAS:

(A)	By an Amended and Restated Shareholders’ Agreement dated 31 August 2010, which amended and restated the Shareholders’ Agreement dated 26 April 2006 as amended and restated on 20 December 2007, the Shareholders agreed matters in relation to their participation in the ownership, funding and management of SRV Joint Gas Limited and SRV Joint Gas Two Limited, which each participate in the Neptune LNG Project through ownership of GDF Suez Neptune (Hull Number 1688) and GDF Suez Cape Ann (Hull Number 1689), respectively.

(B)	GDF Suez Neptune was delivered to SRV Joint Gas Limited as buyer from Samsung Heavy Industries Co., Ltd. as builder and from SRV Joint Gas Limited as owner to GDF Suez Global LNG Supply SA as charterer on 30 November 2009.

(C)	GDF Suez Cape Ann was delivered to SRV Joint Gas Two Limited as buyer from Samsung Heavy Industries Co., Ltd. as builder and from SRV Joint Gas Two Limited as owner to GDF Suez Global LNG Supply SA as charterer on 1 June 2010.

(D)	Höegh LNG Holdings Ltd. has sponsored the formation of a master limited partnership, Höegh LNG Partners LP (the “HMLP”), units of which have been or will be listed on the New York Stock Exchange. In connection with the listing of HMLP, certain assets of Höegh LNG Ltd. (the “Previous Shareholder”) have been or are to be transferred to HLPO (wholly-owned by HMLP), including all of the Previous Shareholders’ shares in each of the Companies, as consented to by MOL in the letter to the Previous Shareholder dated 3 March 2014.

(E)	Following the transfer of the shares in the Companies described above, each Company’s share capital is held as follows:

(i)	HLPO – 25,000 shares – 50%

(ii)	MOL – 24,250 shares – 48.5%

(iii)	TLT – 750 shares – 1.5%

(F)	The Parties have agreed that the relationship between them as Shareholders shall be regulated on the terms of this Agreement, which shall replace the terms of the Previous Shareholders’ Agreement in their entirety.

(G)	The Shareholders shall participate in the ongoing ownership, funding and management of the Companies on the terms and conditions set out in this Agreement.

NOW THEREFORE, it is hereby agreed as follows:

1	DEFINITIONS

In this Shareholders’ Agreement the following words and expressions shall have the following meanings:

“Accounts” means, in relation to each Company, its audited financial statements as at, and for the accounting reference period ended on, the Accounts Date, to be prepared in accordance with International Accounting Standards.

“Accounts Date” means 31 December in each year.

“Articles” means the Memorandum and Articles of Association of each Company.

“Board” means the Board of Directors of each Company as from time to time constituted.

“Builder” means Samsung Heavy Industries Co., Ltd.

“Business Day” means a day (other than a Saturday or Sunday) on which clearing banks in London, New York and Japan are open for business.

“Charterer” means GDF Suez Global LNG Supply SA.

“Change in Control” shall mean, in relation to any Person (a “relevant person”), any other Person or group of Connected Persons not having control of the relevant person at the Effective Time directly or indirectly acquiring or obtaining a Controlling Interest in the relevant person provided that in relation to HLPO the foregoing shall not be a Change in Control if all of the following conditions remain satisfied and a Change in Control shall in any event be deemed to occur in relation to HLPO if any of the following conditions ceases to be satisfied (with such conditions to apply for the purposes of Article 13.7, with any necessary consequential amendments to a Permitted Transferee of HLPO):

(a)	HLNG Holdings retains direct or indirect ownership of at least such percentage of the total common and unsubordinated units of HMLP as shall give HLNG Holdings the power to veto the removal of the general partner of HMLP;

(b)	HMLP retains ownership of 100% of the units of HLPO;

(c)	the general partner of HMLP shall be a directly or indirectly owned Subsidiary of HLNG Holdings or HLNG Holdings (directly or through a Subsidiary or Subsidiaries) has the power, directly or indirectly, to direct or cause the direction of the management and policies of the general partner of HMLP, whether through the ownership of voting securities, by contract or otherwise.

“Company” means Company 1 or Company 2 and “Companies” means both of them.

“Company 1” means SRV Joint Gas Limited, a limited liability company incorporated under the laws of the Cayman Islands with an authorised share capital of fifty thousand Dollars ($50,000), divided into fifty thousand (50,000) shares of par value one Dollar ($1) each, of which all shares are issued and owned as to 25,000 shares by HLPO, 24,250 shares by MOL and 750 shares by TLT.

“Company 2” means SRV Joint Gas Two Limited, a limited liability company incorporated under the laws of the Cayman Islands with an authorised share capital of fifty thousand Dollars ($50,000), divided into fifty thousand (50,000) shares of par value one Dollar ($1) each, of which all shares are issued and owned as to 25,000 shares by HLPO, 24,250 shares by MOL and 750 shares by TLT.

“Confidential Information” as used in this Shareholders’ Agreement means all information relating to the Höegh Group, the HMLP Group, the MOL Group and the TG Group disclosed to a Party (the “Recipient”) by another Party (the “Disclosing Party”), including any business, technical, marketing, financial or other information, whether in electronic, oral or written form, and all notes, analyses, compilations, studies or other documents prepared by Recipient, which contain or reflect such information. The contents or existence of discussions or negotiations related to the above shall constitute Confidential Information. Confidential Information shall not include information that:

(a)	was in the public domain prior to the date of disclosure of such information to Recipient or information that later becomes part of the public domain by publication or otherwise, except by an unauthorised act or omission on the part of Recipient; or

(b)	becomes available to Recipient on a non-confidential basis from a source other than the Disclosing Party, provided that, to Recipient’s actual knowledge after reasonable inquiry, such source is not prohibited from disclosing such information by a contractual, legal, or other obligation to Disclosing Party; or

(c)	was in Recipient’s possession prior to disclosure of the same by Disclosing Party; or

(d)	can be shown by Recipient to have been independently developed by its Representatives (as defined below) without access to the Confidential Information.

“Connected Person” means in relation to a Person:

(a)	any Group Undertaking of that Person;

(b)	any director, officer or shareholder of that Person; and

(c)	any company in respect of which that Person is a director, officer or shareholder,

and references in this Agreement to a person being “connected” with another shall be construed accordingly.

“Controlling Interest” shall mean an interest in shares or similar rights of ownership conferring in aggregate, directly or indirectly, more than 50% of the total voting rights conferred by all the shares in the equity share capital or similar rights of ownership of the relevant Person at any time in issue and conferring the right to (i) vote at all general meetings on all or substantially all matters or (ii) obtain the right to appoint or remove directors holding a majority of the voting rights at meetings of the board of directors of the relevant Person on all or substantially all matters.

“Directors” means the Directors (or any of them) of a Company as from time to time appointed.

“Dollars”, “US $” or “$” means the lawful currency of the United States of America.

“Effective Time” means the time at which this Shareholders’ Agreement comes into effect in accordance with Article 17.1.

“Group Undertaking” means, in relation to a Person, any holding company or subsidiary, and any subsidiary of such holding company (as such terms are defined in section 1159 of the Companies Act 2006) of that Person.

“HLNG Holdings” means Höegh LNG Holdings Ltd. (formerly called Leif Höegh & Co. Limited), a company incorporated under the laws of Bermuda.

“HMLP Group” means HMLP and its Subsidiaries.

“Höegh Group” means HLNG Holdings and its Subsidiaries.

“HLPO Directors” shall have the meaning as described in Article 9.1.

“Insolvency Event” means, in respect of a body corporate, that it has ceased to trade or has a receiver, examiner, administrative receiver, administrator or manager appointed over the whole or the majority of its assets or undertakings, or has become insolvent or gone into liquidation (unless such liquidation is for the purpose of a solvent reconstruction or amalgamation), compounded with its creditors generally or has otherwise been unable to meet its debts as they fall due or has suffered any similar event in consequence of debt.

“International Accounting Standards” means the financial reporting standards issued by the International Accounting Standards Board, the financial reporting standards issued by the International Accounting Standards Committee and generally accepted interpretation thereof.

“MOL Directors” shall have the meaning as described in Article 9.1.

“MOL Group” means MOL and its Subsidiaries.

“Neptune LNG Project” means the LNG project located off the coast of Massachusetts, United States of America, involving the discharge of regasified LNG from shuttle regasification vessels into offshore buoys.

“Party” means a party who at the date of signing or (including in the case of a Permitted Transferee) later has become a party to this Shareholders’ Agreement.

“Parties” means all the parties to this Shareholders’ Agreement.

“Person” shall mean any juridical entity and natural persons.

“Permitted Transferee” means, in the case of MOL, any company in the MOL Group, in the case of HLPO, any company in the HMLP Group and in the case of TLT, any company in the TG Group.

“Previous Shareholders’ Agreement” means the amended and restated shareholders’ agreement dated 31 August 2010 referred to in Recital (A).

“Qualified Decision” means a decision of the Board in respect of any matter listed in Article 9.4.

“Relevant Proportion” means, in relation to each Shareholder, the percentage which the number of Shares held by it bears to the total number of Shares in issue at the relevant time (or, as the case may be, the total number of Shares held at the relevant time by all Shareholders in respect of whom the relevant percentage is to be calculated at the relevant time).

“Representatives” means, as to any Person, such Person’s affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel, financing sources, and accountants) and controlling Persons.

“Security Documents” means the (i) negative pledges of shares in each Company entered into between HLPO, MOL, TLT and DNB Bank ASA on or about the date hereof (ii) vessel sponsor’s undertakings in respect of each Vessel entered into between HLNG, MOL and DNB Bank ASA dated 20 December 2007 and (iii) the deeds of guarantee in relation to each Time Charterparty given by the Previous Shareholder and MOL in favour of the Charterer on 25 March 2010.

“Share” means a share of US$1 in the Share Capital.

“Share Capital” means, in relation to each Company, its authorised share capital from time to time as issued from time to time.

“Shareholder” means a Party to this Shareholders’ Agreement or, as the context requires, a Permitted Transferee.

“Shareholder Loan” means the loans made from time to time to a Company by the Shareholders in accordance with Article 5.1, Article 5.2 and Article 5.3.

“Shipbuilding Contract (1688)” means the shipbuilding contract dated 7 April 2006 (together with all supplements and addenda thereto) entered into between Company 1 and the Builder in respect of the construction of the shuttle and regasification vessel with Builder’s Hull number 1688 (GDF Suez Neptune).

“Shipbuilding Contract (1689)” means the shipbuilding contract dated 7 April 2006 (together with all supplements and addenda thereto) entered into between Company 1 and the Builder in respect of the construction of the shuttle and regasification vessel with Builder’s Hull number 1689 (GDF Suez Cape Ann) (as the same has been novated from Company 1 to Company 2).

“Shipbuilding Contracts” means Shipbuilding Contract (1688) and Shipbuilding Contract (1689) and “Shipbuilding Contract” means either of them.

“Subsidiary” means a body corporate from time to time of which another (a) has direct or indirect control, or (b) owns directly or indirectly more than fifty (50) per cent. of the share capital or similar right of ownership (and in this definition “control” means the power to direct the management and the policies of a body corporate, whether through the ownership of voting capital, by contract or otherwise) and “Subsidiaries” shall be construed accordingly.

“TG” means Tokyo Gas Co. Ltd, being the sole shareholder of TLT.

“TG Group” means TG and its Subsidiaries.

“Time Charterparty (Cape Ann)” means the time charterparty dated 20 March 2007 (together with all supplements and addenda thereto) entered into between Company 1 and the Charterer in respect of the time chartering of the shuttle and regasification vessel GDF Suez Cape Ann (Builder’s Hull number 1689), which became effective and unconditional on 28 March 2007 (as the same has been novated from Company 1 to Company 2).

“Time Charterparty (Neptune)” means the time charterparty dated 20 March 2007 (together with all supplements and addenda thereto) entered into between Company 1 and the Charterer in respect of the time chartering of the shuttle and regasification vessel GDF Suez Neptune (Builder’s Hull number 1688), which became effective and unconditional on 28 March 2007.

“Time Charterparties” means the Time Charterparty (Neptune) and the Time Charterparty (Cape Ann) and “Time Charterparty” means either of them.

“Vessels” and each a “Vessel” means the shuttle and regasification vessels GDF Suez Neptune and GDF Suez Cape Ann, owned by Company 1 and Company 2 respectively, and time chartered to the Charterer.

2	PURPOSE OF EACH COMPANY

2.1	The business of each Company is to own a Vessel and time charter out a Vessel to the Charterer or any other charterer acceptable to the Parties. The intended business of each Company is to own and charter a vessel for the purposes of the Neptune LNG Project or otherwise as agreed with the Charterer. Each Company is party to a Shipbuilding Contract with the Builder. The Parties shall procure that the Vessels shall be delivered (if not already delivered) according to the requirements of the Charterer or any other charterer approved by the Board pursuant to Article 9.4 as applicable.

2.2	The details of Company 1 and Company 2 are as set out in the Schedule to this Shareholders’ Agreement.

3	MANAGEMENT AND TECHNICAL AGREEMENT

The technical and crewing management of the Vessels shall be carried out by a company from the Höegh Group (determined or to be determined by HLPO after consulting with MOL) on the terms of a ship management agreement approved in accordance with the Previous Shareholders’ Agreement. MOL will be entitled to second an appropriate and reasonable number of persons to such Höegh Group management company for participation in the management of the Vessels.

The commercial management of the Vessels shall be carried out by a company from the Höegh Group (determined or to be determined by HLPO after consulting with MOL) on the terms of a commercial management agreement which was approved in accordance with the Previous Shareholders’ Agreement.

4	CAPITALISATION OF THE COMPANY - SHARE CAPITAL OF THE COMPANIES

4.1	Each Company was formed and exists as described in the definition of “Company 1” and “Company 2” in Article 1, with each of HLPO, MOL and TLT owning 50%, 48.5% and 1.5% (respectively) of the Share Capital of each Company as described in such definition and in the Schedule hereto.

5	FINANCING OF THE VESSELS

5.1	It is the intention of the Parties to seek limited recourse finance for the Vessels if such can be arranged at competitive cost. The Parties agree that each Company should seek to secure the most efficient funding for its Vessel and each Shareholder undertakes subject to Article 5.5 to subscribe for additional Shares and/or provide Shareholder Loans in each case in its Relevant Proportion to the extent that the funding required by a Company for its Vessel is not available through non-Shareholder debt or other sources on terms reasonably acceptable to the Board of that Company. Until a Company has obtained finance for its Vessel, the Parties shall subject to Article 5.5 procure that instalments payable to the Builder under each Shipbuilding Contract shall be financed by Shareholder Loans to be provided by the Parties in the Relevant Proportions.

5.2	Each Shareholder Loan referred to in Article 5.1 above shall bear an interest rate of eight percent (8%) per annum and such interest shall be calculated on a quarterly basis and added to the outstanding principal amount.

5.3	Save as set out in Article 5.1, each Company shall be financed, so far as possible, from external sources on a non-recourse basis to the Shareholders, on such terms as shall be determined from time to time by the Board of that Company (but subject always to the prior approval of each of HLPO and MOL (on behalf of itself and TLT)) and so that any security required to be provided in respect of such finance shall, if possible, be provided by that Company which shall, if necessary and if so, from time to time, by its Board (but subject always to the prior approval of each of HLPO and MOL (on behalf of itself and TLT), be empowered to create any security interests required to obtain such finance. To the extent that the working capital requirements of a Company exceed that Company’s resources and cannot be financed from external sources in accordance with this Article (or cannot be financed on terms acceptable to HLPO and MOL (on behalf of itself and TLT)), the amount or amounts so required may be contributed to that Company by the Shareholders (in the Relevant Proportions) in such form (whether by way of additional share capital subscriptions, Shareholder Loans or otherwise) and on such terms as shall be agreed (and, for the avoidance of doubt, subject always to agreement between the Shareholders but subject as provided below) between the Shareholders within 30 Business Days after written notice served by any of the Shareholders upon the others specifying the amount required to be so contributed and the Business Day on which it is required. It is agreed and acknowledged by the Parties that, save for paying for fully paid-up shares in each Company, and as set out in Article 5.1, no Shareholder shall have any obligation to provide any funding to a Company, so that any such funding shall only be required to be provided by the Shareholders if and to the extent that the Shareholders so agree in writing from time to time Provided that each Shareholder agrees that it shall use its best endeavours to reach agreement regarding such funding from the Shareholders and the terms of any such funding.

5.4	The obligations of each Shareholder under this Article 5 shall automatically cease and determine in relation to a Company if a Company shall be the subject of an Insolvency Event.

5.5	The total amount which each Shareholder shall be required to contribute in aggregate to the Companies under this Article 5 shall be limited as follows:

(a)	in the case of Company 1;

(i)	to a maximum of US$25 million in the case of HLPO; and

(ii)	to a maximum of US$25 million in the case of MOL and TLT (who shall be liable on a several basis in accordance with their Relevant Proportions),

(b)	in the case of Company 2;

(i)	to a maximum of US$25 million in the case of HLPO; and

(ii)	to a maximum of US$25 million in the case of MOL and TLT (who shall be liable on a several basis in accordance with their Relevant Proportions),

or such greater amount as may be mutually agreed in writing by the Shareholders having regard to the capital requirements of each Company from time to time.

6	FEES

6.1	The fees to be paid by MOL to HLPO in connection with this Shareholders’ Agreement shall be separately agreed between MOL and HLPO.

7	GUARANTEE/SUPPORT UNDERTAKING

7.1	The Charterer and/or finance providers to the Companies may require the performance of a Company to be guaranteed or otherwise supported, in which case each Party will provide guarantees or support undertakings on a several basis in its Relevant Proportion on terms to be agreed with the relevant Charterer and/or finance provider, save that any guarantees or support undertakings required to be provided by TLT under this Article 7 shall be provided subject to Article 7.3. Should any guarantee or support undertaking be provided by a Party otherwise than severally by reference to Relevant Proportions, the relevant Parties shall indemnify and keep indemnified the other Party from and against its proportion of its liability in excess of its Relevant Proportion. No fee shall be payable by a Company to the Parties in connection with the provision of such guarantees or support undertakings.

7.2	Acknowledging that the deeds of guarantee in relation to each Time Charterparty given by the Previous Shareholder and MOL in favour of the Charterer on 25 March 2010 will continue in full force and effect, MOL and the Previous Shareholder have entered into or will enter into on or around the date of this Shareholders’ Agreement an agreement in respect of any joint and several liability thereunder to reflect indemnification for liability in excess of Relevant Proportion in a similar manner as is contained in Article 7.1.

7.3	In respect of any guarantee or support undertaking required to be provided by TLT under Article 7.1:

(i)	such guarantee or support undertaking shall be provided by MOL on behalf of TLT in addition to any guarantee and support undertaking MOL is itself required to provide under Article 7.1 and TLT agrees to indemnify and keep indemnified MOL from and against all liability in respect of any guarantee or support undertaking provided by MOL on behalf of TLT, save to the extent that HLPO is required to indemnify MOL under this Article (or save to the extent that the Previous Shareholder is required to indemnify MOL as referred to in Article 7.2); and

(ii)	where such guarantee or support undertaking has been provided by MOL prior to the date hereof pursuant to MOL’s obligations under the Previous Shareholders’ Agreement, including under any of the Security Documents, TLT agrees to indemnify MOL in respect of an amount equal to its Relevant Proportion of the guarantee or support undertaking provided by MOL.

8	ARTICLES OF EACH COMPANY

If there is a conflict between the Articles and the provisions of this Shareholders’ Agreement, the provisions of this Shareholders’ Agreement shall prevail and the Shareholders shall procure that the Articles are amended accordingly and shall not exercise any rights conferred on them by the Articles which are or may be inconsistent with or in conflict with this Shareholders’ Agreement.

9	DIRECTORS AND OFFICERS AND OTHER MATTERS

9.1	Unless otherwise agreed by the Shareholders, the Board of each Company shall consist of a total number of four (4) Directors, who shall be appointed as follows:

(i)	MOL shall, whilst and so long as this Shareholders’ Agreement is in force and it and its Permitted Transferees continue to hold no less than 48.5% of the total number of Shares in issue, be entitled to nominate or appoint two (2) Directors to the Board of each Company (the “MOL Directors”); and

(ii)	HLPO shall, whilst and so long as this Shareholders’ Agreement is in force and it and its Permitted Transferees continue to hold no less than 50% of the total number of Shares in issue, be entitled to nominate or appoint two (2) Directors to the Board of each Company (the “HLPO Directors”).

MOL and HLPO undertake to elect or appoint the number of Directors as set out in this Article 9.1 in accordance with this Shareholders’ Agreement and the Articles.

9.2	The chairmanship of each Board meeting shall alternate between MOL and HLPO.

The Board shall also appoint a president or vice-president, or alternatively a deputy chairman, if required.

A Director may at any time be replaced by the Shareholder that has appointed him. Such removal of a Director and appointment of a new Director shall be made by written notice from the Shareholder to the Director(s) in question and to the relevant Company and shall be in accordance with the Articles. Such notice shall take effect upon lodgement at the registered office of the relevant Company. The Shareholder removing the Director shall be responsible for and shall indemnify each other Shareholder and the relevant Company against any loss, liability or cost that any of them may suffer or incur as a result of any claim by such Director for unfair or wrongful dismissal or otherwise howsoever arising out of such removal.

Each Director shall have one vote. The Chairman shall not have a second vote.

9.3

(a)	The quorum for the transaction of business at any Board meeting shall be at least one (1) MOL Director, and one (1) HLPO Director present in person or by proxy.

(b)	A Board meeting can be held by means of telephone or other communication facilities as to permit all persons to communicate with each other simultaneously and instantaneously and participation in such meeting shall constitute presence in person at such meeting. A Board meeting held in this way shall be considered held in the place where the minutes of the meeting are signed.

(c)	A resolution signed by sufficient Directors to form a quorum shall be as valid and effectual as a resolution passed at a Board meeting.

(d)	If there is a deadlock with the same number of votes in favour of and against a decision, or if there is no quorum at a Board meeting duly called, a new Board meeting may be called with five (5) days prior notice to each Director, at which the Directors present at the next meeting shall form a quorum for decisions in those matters which were on the agenda at the first Board meeting, but always subject to the provisions of Article 9.4. In the event that there is still a deadlock or no quorum is present, no decision is made. The dispute creating the deadlock shall then promptly be referred to the top management of the respective Shareholders (excluding TLT). The top management shall meet within 30 days of such referral. In the event that the respective representatives of the top management are unable to resolve the dispute within a reasonable time not to exceed 60 days:

(i)

if there are the same Shareholders in each Company and the Relevant Proportion of the ownership of the Shares in each Company (MOL and TLT’s shareholdings being taken together for this purpose and them being treated as a single Shareholder) is 50% (or if there are the same Shareholders in each Company and the ownership of the Shares in each Company is in different Relevant Proportions but those Relevant Proportions are such that each Shareholder (MOL and TLT’s shareholdings being taken together for this purpose and them being treated as a single Shareholder) has a 50% interest in the Shares of both Companies taken together), the Shareholders (excluding TLT) shall attempt to agree within 30 days that their shareholdings shall be exchanged so that MOL and TLT between them (in the proportions 97% and 3% respectively) acquire 100% of the Shares in a Company and HLPO acquires 100% of the Shares in a Company;

(ii)	if the position in relation to the ownership of the Shares in both Companies is otherwise than described in (i) above or if agreement as described in (i) above is not achieved within 30 days, a Shareholder (excluding TLT) may take the steps referred to in Article 13. Such steps may be invoked in relation to the Shares in one Company only, if the dispute relates to that Company alone, or may be invoked in relation to both Companies if the dispute is common to the running of both Companies.

9.4	A Qualified Decision requires the unanimous approval of the Directors.

The following matters require a Qualified Decision of the Directors:

(i)	the agreement of any form of time charter to be entered into between a Company and the Charterer or any other charterer or any material amendment to the Time Charterparties;

(ii)	the agreement of any form of ship management agreement to be entered into between a Company and any member of the Höegh Group or any other manager;

(iii)	the agreement of the terms of any financing of the Vessels or any other financing exceeding US$5,000,000 pursuant to Article 5;

(iv)	the amendment of either Shipbuilding Contract unless such amendment:

(A)	is required under the terms of the Time Charterparty relating to the relevant Vessel (which has been approved under this Article 9.4); or

(B)	is in the opinion of HLPO, acting reasonably and having consulted with MOL, necessary in the context of the Neptune LNG Project;

(v)	making investments exceeding US$2,500,000 per Company or US$5,000,000 in aggregate in respect of the Companies;

(vi)	amendment of the Articles or commencement or change of the business or operations of a Company or amendments to the composition of the Board (other than as provided in Article 9.1 or 9.2 above);

(vii)	issuance of any new Shares or the granting of any options or rights to subscribe for Shares or issuance of loan capital or convertible securities, alteration of the nature of the share capital of a Company or formation of any subsidiary;

(viii)	the granting of any security over any Shares other than in accordance with the Security Documents;

(ix)	acquisition of other companies;

(x)	entering into joint ventures and other long-term co-operations with third parties;

(xi)	taking any action in respect of a significant contractual dispute including commencement and defending any action or settling any dispute; and

(xii)	sale of either Vessel.

9.5	All other decisions and resolutions of the Board shall be passed by simple majority.

9.6	For so long as TLT holds at least 1.5% of the Shares in issue in a Company, it shall have the right to appoint a representative to attend as an observer at each and any meeting of the Board of that Company or any other meetings of MOL and HLPO (in their capacity as Shareholders of that Company), provided that the subject matter of such meeting, in the opinion of the commercial manager of that Company, is a matter that is of material importance to the Neptune LNG Project.

10	DIVIDEND AND DISTRIBUTION POLICY

Subject to the maintenance of prudent profits by way of reserve, and compliance with any financial covenant given by a Company to its lenders in respect of its financing, and subject to the determination by the Board as to the working capital requirements and cash flow conditions of a Company, the Board shall declare and distribute, in respect of each financial year of each Company, the maximum amount of its profits as are determined by the Board to be available for distribution in accordance with applicable laws provided that any such distribution shall be firstly by way of the repayment of principal of any outstanding Shareholders’ Loans (in the Relevant Proportions).

11	GENERAL MEETINGS

When, under the Cayman Islands corporate law, a decision of a general meeting of shareholders (“General Meeting”) is required, or the matter is referred to a General Meeting, any decisions, resolutions and transactions shall be resolved or approved by the Shareholders of a Company in accordance with the Articles and applicable Cayman law.

Such meetings shall be established only when all Shareholders are properly called to a General Meeting in accordance with the Articles and applicable Cayman law.

The chairmanship of each General Meeting shall alternate between MOL and HLPO.

12	AUDITORS

12.1	The Shareholders shall coordinate with the appointed auditor of each Company in connection with the preparation of an annual audit of its annual accounts.

12.2	HLPO shall procure that there are despatched to the Board of each Company within 120 days after each Accounts Date, final Accounts for the accounting reference period ended on such Accounts Date.

12.3	Each Party shall promptly after it becomes aware of the same notify the Board of:

(i)	details of any claims made or (so far as the relevant Party is aware) threatened against either Company or either Vessel; and

(ii)	details of any litigation or other proceedings commenced or (so far as the relevant Party is aware) threatened against either Company or either Vessel.

13	TRANSFER OF SHARES - SYNDICATION OF OWNERSHIP INTERESTS

13.1	Unless otherwise mutually agreed by all Shareholders, sale or transfer of the Shares shall not take place except as provided in this Article 13.

13.2	A Shareholder (excluding TLT) intending to sell its Shares in either or both of the Companies (the “Withdrawing Shareholder”) shall give written notice (the “First Notice”) to the other Shareholder(s) (excluding TLT) (the “Remaining Shareholder(s)”) of its intention to dispose of its Shares. In the event that MOL is the Withdrawing Shareholder, MOL shall be deemed to be exercising rights under this clause in respect of Shares held by MOL and TLT and in the event that MOL transfers all or a proportion (the “MOL Proportion”) of its shareholding in a Company under this Article 13, TLT agrees to transfer its entire shareholding or the MOL Proportion of its shareholding (as applicable) in that Company to such transferee on and subject to the same terms of sale as the MOL Shares are transferred. MOL shall be entitled to exercise (or not to exercise) TLT’s rights under this Article in respect of all of the Shares held by TLT and any notices to be given to Shareholders under this Article shall be given to MOL for itself in respect of Shares held by MOL and on behalf of TLT in respect of Shares held by TLT. Within thirty (30) days of issuing the First Notice, the Withdrawing Shareholder shall establish a fair cash price evaluation of its Shares at its own cost and expense as follows:

(A)	the Withdrawing Shareholder and the Remaining Shareholder(s) shall jointly select three (3) independent valuers chosen from internationally recognised LNG shipbrokers to prepare three (3) independent cash price valuations of the applicable Vessel or, as the case may be, the Vessels (taking into account any employment) in the prevailing market conditions assuming a sale was to take place within ninety (90) days.

(B)	the average value of the applicable Vessel or, as the case may be, the Vessels (taking into account any employment) shall be determined from the average of the three (3) cash price valuations received from the three (3) independent valuers chosen from internationally recognised LNG shipbrokers. Such average value shall represent an indicative fair cash price of the applicable Vessel or, as the case may be, the Vessels. In the event that the Shareholders are unable to agree on the three valuers within 15 days, each Shareholder shall appoint its valuer and the average of the value assessed by these valuers shall be used as average value hereunder.

(C)	the value of the Company’s or, as the case may be, the Companies’ other assets and liabilities shall be assessed by the Company’s Auditor (acting as an expert and not as an arbitrator) adopting the average value of the Vessels determined in Article 13.2 (B).

(D)	upon receipt of the three (3) independent valuations in Article 13.2(A) and the Company Auditor’s valuation in Article 13.2(C), the Withdrawing Shareholder shall give the Remaining Shareholder(s) a further notice (the “Second Notice”) and at the same time forward to the Remaining Shareholder(s) the valuations referred to in Article 13.2(A) and (C). The Shareholders shall as soon as reasonably practicable after receipt of the Second Notice, at mutually convenient times and locations, meet and negotiate in good faith for a period of ninety (90) days for the purpose of concluding the terms for a sale of the Shares of the Withdrawing Shareholder to one or more of the Remaining Shareholders. If there is more than one Remaining Shareholder, each Remaining Shareholder shall have the right to purchase the number of the offered Shares calculated by expressing the relevant Remaining Shareholder’s shareholding (expressed as a percentage of the total issued capital held by all Remaining Shareholders) in the Company or, as the case may be, the Companies as a percentage of the total number of offered Shares.

13.3

(A)	If after receipt of the Second Notice, no Remaining Shareholder meets with the Withdrawing Shareholder or in the event that the good faith negotiations in Article 13.2(D) have not resulted in the conclusion of terms for a sale of the Shares of the Withdrawing Shareholder within the period referred to in Article 13.2(D), the Withdrawing Shareholder shall be entitled to proceed with the sale of its Shares to a third party. Once the Withdrawing Shareholder and a proposed third party transferee (“Transferee”) have fully negotiated the final terms and conditions of a transfer such final terms and conditions and the identity of the Transferee shall be disclosed in detail to the Remaining Shareholder(s) in a written notice (the “Third Notice”) by the Withdrawing Shareholder to the Remaining Shareholder(s). The Remaining Shareholder(s) shall have, and if more than one then each severally shall have:

(1)	a preferential right to acquire the Withdrawing Shareholder’s Shares on the same terms and conditions proposed by the Transferee (save that the only warranties to be given by the Withdrawing Shareholder in respect of such shares would be warranties relating to title). The Remaining Shareholder(s) preferential right shall be exercised within thirty (30) days of receipt of the Third Notice by the Remaining Shareholder(s) delivering to all other Shareholders written notice of its intention to accept the same terms and conditions of the proposed transfer to the third party without reservations or conditions (the “Acceptance”); and

(2)	a right to sell its Shares to the Withdrawing Shareholder at the same price set out in the Third Notice. The Remaining Shareholder(s) right shall be exercised within thirty (30) days of receipt of the Third Notice by the Remaining Shareholder(s) exercising the right to sell its Shares (the “Issuing Shareholder(s)”) delivering to all other Shareholders written notice (the “Buy Out Notice”) to all Shareholders of the Issuing Shareholder(s) election to sell its Shares to the Withdrawing Shareholder. Once the Buy Out Notice is issued, the Withdrawing Shareholder shall be obliged to purchase the Issuing Shareholder(s) Shares, at the price stated in the Third Notice, for value within sixty (60) days of the date of the Buy Out Notice. The sale by the Issuing Shareholder pursuant to this Article 13.3 (A)(2) shall not be subject to any pre-emption rights of any Shareholder.

(B)	If no Acceptance or Buy Out Notice is delivered by the Remaining Shareholder(s) within thirty (30) days of the receipt of the Third Notice, the Withdrawing Shareholder shall be entitled to proceed with the sale to the proposed third party transferee, subject to compliance with the other provisions of this Shareholders’ Agreement, under terms and conditions no more favourable to the proposed third party transferee than those set forth in the Third Notice to the Remaining Shareholder(s), provided that the transfer to the proposed third party transferee shall be concluded within ninety (90) days from the date of the Third Notice plus such reasonable additional period not to exceed thirty (30) days as may be required to secure the written approval of the Charterer and any mortgagee(s) of the Vessel(s);

(C)	If more than one Remaining Shareholder issues an Acceptance to acquire the Withdrawing Party’s Shares under Article 13.3(A), then each such Remaining Shareholder may acquire a proportion of the Withdrawing Shareholder’s Shares equal to the ratio that its own shareholding (expressed as a percentage of the total issued capital in the Company held by all Remaining Shareholders) bears to the total number of Withdrawing Party’s Shares on offer, unless the Remaining Shareholders otherwise agree amongst themselves; and

(D)	In the event that the Withdrawing Shareholder’s proposed transfer to the third party of part or all of its Shares involves consideration other than cash or involves other assets included in a wider transaction (a “Package Deal”), then the Withdrawing Shareholder’s Shares shall be allocated a reasonable and justifiable cash value by the Withdrawing Shareholder in the Third Notice to the Remaining Shareholder(s) to reflect the value of the Shares in the package deal to the proposed third party transferee. The Remaining Shareholder(s) may exercise their pre-emption rights in Article 13.3(A) by issuing either (i) an Acceptance agreeing to pay the cash value stated in lieu of the Package Deal consideration in the Third Notice or (ii) a Buy Out Notice at the cash value stated in lieu of the Package Deal consideration in the Third Notice.

13.4	Any sale of Shares pursuant to the above provision of this Article 13 shall be subject to the written approval of the Charterer and any mortgagee(s) of the Vessel(s), if required and also subject to the purchaser of the Shares entering into a deed of accession to this Shareholders’ Agreement on terms acceptable to the Company and the other Shareholder.

13.5	A Shareholder (including, for the avoidance of doubt, TLT) shall have the right to sell, transfer or assign its Shares (or a part thereof) in either or both of the Companies to a Permitted Transferee subject to the consent of the other Shareholder(s), which consent shall not unreasonably be withheld. The Shareholder intending to transfer its Shares (or part thereof) (the “Transferor Shareholder”) to the Permitted Transferee shall at the time of its request for the consent of the other Shareholder(s) (the “Consenting Shareholder(s)”) provide documentation to the reasonable satisfaction of the Consenting Shareholder(s) of the Permitted Transferee’s financial ability to meet payment obligations and liabilities under this Shareholders’ Agreement and demonstrating that the Permitted Transferee has the technical and managerial resources to discharge its obligations if it were a Shareholder. It shall be deemed reasonable grounds to withhold consent to any sale, transfer or assignment to a Permitted Transferee if either:

(i)	the Consenting Shareholder(s) is or are not satisfied as to the financial standing of the proposed Permitted Transferee; or

(ii)	the Consenting Shareholder(s) is or are not satisfied as to the management or technical resources available to the Permitted Transferee to discharge its obligations under this Shareholders Agreement.

Any consent given by the Consenting Shareholder(s) shall be subject to the written approval of any mortgagee(s) of the Vessel(s) if required and also subject to the Transferor Shareholder and the Permitted Transferee entering into a deed of accession to this Shareholders’ Agreement on terms acceptable to the Company and the other Shareholders before any such share transfer shall become effective.

13.6	In the event of a sale, transfer or assignment of Shares hereunder, all costs incurred by the Withdrawing Shareholder(s), Remaining Shareholder(s), Consenting Shareholder(s) or Issuing Shareholder(s) as applicable in relation to the transaction, including all legal and financial costs, break costs and other costs (inclusive of VAT), (collectively the “Costs”) shall be borne and paid for as follows:

(i)	the Withdrawing Shareholder shall pay the Remaining Shareholder(s) Costs if the terms of sale are concluded during the ninety (90) day period after the receipt of the Second Notice under Article 13.2(D);

(ii)	the Withdrawing Shareholder shall pay the Remaining Shareholder(s) Costs if any Acceptance is issued under Article 13.3(A)(1) by any Remaining Shareholder(s);

(iii)	the Withdrawing Shareholder shall pay the Remaining Shareholder(s) Costs if a Buy Out Notice is delivered in accordance with Article 13.3(A)(2) by the Issuing Shareholder(s). The Issuing Shareholder(s) shall bear their own cost of such sale; and

(iv)	the Transferor Shareholder shall pay the Consenting Shareholder(s) Costs in respect of any transaction in accordance with Article 13.5.

13.7	Where there is a Change in Control of a Permitted Transferee which has received from the Transferor Shareholder Shares under Article 13.5, the following provisions shall apply as between the Permitted Transferee and the Remaining Shareholder(s) from the date the Permitted Transferee signs and delivers unconditionally the deed of accession to this Shareholders’ Agreement:

(i)	the Permitted Transferee shall be obliged to notify the Remaining Shareholder(s) of any Change in Control of the Permitted Transferee;

(ii)	on the date of the Permitted Transferee’s notice under Article 13.7(A) or in the event of a failure to give notice as soon as the Remaining Shareholder(s) become aware of a Change in Control of the Permitted Transferee, the Permitted Transferee shall be deemed to have made an offer to sell its Shares to the Remaining Shareholder(s);

(iii)	the Permitted Transferee and the Remaining Shareholder(s) shall, within thirty (30) days of the Remaining Shareholder(s) becoming aware of the Change in Control, at the Permitted Transferee’s expense, jointly select three (3) independent valuers chosen from internationally recognised LNG shipbrokers to prepare three (3) independent cash price valuations of the applicable Vessel, or as the case may be, the Vessels (taking into account any employment) in the prevailing market conditions assuming for, the purposes of the valuation that a sale was to take place within ninety (90) days;

(iv)	the average of the three (3) independent cash price valuations (the “Average Value”) shall for the purpose of determining the price of the Permitted Transferee’s Shares represent the cash price of the applicable Vessel or, as the case may be, the Vessels. The cash price of the Permitted Transferee’s Shares shall be calculated by expressing the Permitted Transferee’s shareholding (expressed as a percentage of the total issued capital in the Company held by all Remaining Shareholders) as a percentage and multiply that percentage by the Average Value. In the event that the Shareholders are unable to agree on the three valuers within fourteen (14) days, each Shareholder shall appoint its valuer and the average of the value assessed by these valuers shall be used as average value;

(v)	the Permitted Transferee shall deliver copies of the three (3) independent cash price valuations. The Remaining Shareholders shall have thirty (30) days from the date of receipt by them of the three (3) independent cash price valuations to accept or reject the Permitted Transferee’s offer to sell its Shares; and

(vi)

if there is more than one Remaining Shareholder accepting the Permitted Transferee’s offer to sell its Shares then each such Remaining Shareholder may acquire a proportion of the Permitted Transferee’s Shares equal to the ratio that its own shareholding (expressed as a percentage of the total issued capital in the

Company held by all Remaining Shareholders) bears to the total number of Permitted Transferee’s Shares, unless the Remaining Shareholders otherwise agree amongst themselves.

13.8	Where MOL is the Withdrawing Shareholder, TLT shall indemnify MOL for such proportion of costs paid by MOL as TLT’s Shares bear to the total number of Shares transferred by MOL.

13.9	Notwithstanding any other provision of this Article 13, TLT shall be entitled to sell and MOL shall purchase, TLT’s shareholding in a Company at a price to be agreed between MOL and TLT at the relevant time in the event that:

(i)	a board or shareholder resolution of the Company which, in TLT’s reasonable opinion, materially conflicts with one or more of the assumptions used by TLT in deciding to participate in the Neptune LNG Project is passed; or

(ii)	there is in TLT’s reasonable opinion a material change in the business of the Company from that assumed by TLT in deciding to participate in the Neptune LNG Project; or

(iii)	such sale is required by, or TLT is prevented from maintaining its shareholding in a Company by, any securities exchange or regulatory or governmental body to which TLT is subject.

In the event that the price to be paid for the Shares being transferred under Article 13.9 cannot be agreed between MOL and TLT within thirty (30) days of TLT expressing its intention to sell its shareholding, then the procedure set out in Article 13.2 (A), (B) and (C) shall be employed in order to obtain a valuation.

TLT shall exercise its right to sell its Shares under this Article 13.9 by giving written notice to MOL (the “TLT Sale Notice”). Once the TLT Sale Notice has been given, MOL shall be obliged to purchase TLT’s Shares in the relevant Company at the price as determined above for value within ninety (90) days of the TLT Sale Notice. The sale by TLT pursuant to this Article 13.9 shall not be subject to any pre-emption rights of any Shareholder.

In the event of a sale of Shares under this Article 13.9, all Costs (as defined in Article 13.6) incurred by HLPO shall be borne and paid for by TLT or, if not paid for by TLT, by MOL.

13.10	Save as otherwise provided in this Agreement, where a Shareholder transfers any Shares under this Article 13 or otherwise under this Agreement, it shall also simultaneously transfer a corresponding proportion of its Shareholder Loans made to the relevant Company at a price to be agreed between the transferor and the transferee.

14	PLEDGE OF SHARES

14.1	None of the Shareholders shall be entitled to pledge, charge, mortgage, encumber or hypothecate its Shares unless the pledgee undertakes to respect and be bound by the obligations of the pledgor as a Shareholder and a party to this Shareholders’ Agreement as if they applied to the pledge.

14.2	Subject to the preceding paragraph, the Parties are permitted to pledge their Shares for the purpose of financing the Vessels.

15	TERMINATION

In the event that:

15.1	any of the Parties default in making any payments hereunder (including, without limitation, pursuant to Article 5.1) and such default continues for a period of fourteen (14) days after notice thereof has been given to the defaulting Party;

15.2	any of the Parties default in any of its material duties and/or obligations hereunder (other than such default described under Article 15.1 above) (including, without limitation, pursuant to Article 7) which if capable of remedy is not remedied to the satisfaction of the other Parties within thirty (30) days of giving notice thereof;

15.3	any of the Parties do any of the following:

(i)	apply for or appoint to it a receiver, trustee, liquidator of itself or any part of its assets (other than a voluntary liquidation for the purpose of amalgamation or reconstruction, the terms of which have been previously approved by the other Shareholders in writing);

(ii)	stop or threaten to stop payment or cease to carry on its business or substantially the whole of its business;

(iii)	make a general assignment for the benefit of its creditors;

(iv)	go into liquidation or be adjudicated bankrupt or insolvent or commit an act of insolvency;

(A)	file a voluntary petition for its bankruptcy or petition of a re-organisation;

(B)	make any arrangement with creditors to take advantage of any insolvency law; or

(C)	anything analogous to the foregoing under the laws of the country of its incorporation;

15.4	a Change in Control shall occur in relation to any of the Parties, (the “Change in Control Party”) and the Person who has acquired or obtained a Controlling Interest in the Change of Control Party is a major and direct competitor (in the LNG business) of any other Party such that it would be (as determined by the other Party; acting reasonably) commercially unfeasible for such other Party and the Change in Control Party to continue in the joint venture constituted by this Shareholders’ Agreement,

(Shareholders in default under 15.1 or 15.2 above or being in any such circumstance as described under 15.3 or 15.4 above hereinafter referred to as the “Affected Shareholder”)

then in such event:

(i)

if there are the same Shareholders in each Company and the Relevant Proportion of the ownership of the Shares in each Company (MOL and TLT’s shareholdings being taken together for this purpose and them being treated as a single shareholder) is 50% (or if there are the same Shareholders in each Company and the ownership of the Shares in each Company is in different Relevant Proportions but those Relevant Proportions are such that each Shareholder (MOL and TLT’s shareholdings being taken together for this purpose and them being treated as a single shareholder) has a 50% interest in the Shares of both Companies taken together), the Shareholders shall attempt to agree within 30 days that their shareholdings shall be exchanged so that MOL and TLT between them (in the proportions 97% and 3% respectively) acquire 100% of the Shares in a Company and HLPO acquires 100% of the Shares in a Company;

(ii)	if the position in relation to the ownership of the Shares in both Companies is otherwise than described in (i) above or if agreement as described in (i) above is not achieved within 30 days, any Party other than the Affected Shareholder shall be entitled to:

(A)	demand immediate termination of this Shareholders’ Agreement by reason thereof as regards the relevant Company or Companies and a liquidation of the relevant Company (if the Affected Shareholder is a Shareholder in one Company only) or the Companies (if the Affected Shareholder is a Shareholder in both Companies) shall thereupon be effected as soon as all the obligations of the relevant Company or, as the case may be, each Company towards any third parties have been fulfilled and have expired; or

(B)	purchase the Shares and the Shareholder Loan(s) of the Affected Shareholder in the relevant Company (if the Affected Shareholder is a Shareholder in one Company only) or the Companies (if the Affected Shareholder is a Shareholder in both Companies) at a price based on a fair price evaluation by three independent evaluators who shall be appointed jointly by the parties. This pre-emption right is subject to a request for appointment of evaluators being made within thirty (30) days from a written notice given to the other Parties stating that a default exists. The evaluators shall be chosen from internationally recognized LNG shipbrokers. The fair price evaluation of the Shares (in the relevant Company or both Companies, as the case may be) is to be based on the total value of the relevant Company or the Companies, as the case may be. If the Parties cannot agree on the appointment of evaluators within thirty (30) days from receipt of such notice, such appointment shall be made by the president of the London Maritime Arbitrators Association. The evaluators shall determine the fair price of the Shares (in the relevant Company, or both Companies, as the case may be) within ninety (90) days from the time of the notice stating the default. The fair price evaluation shall be established on the basis of cash payment against delivery of the Shares at the end of a one-hundred-and-fifty (150) day-period from the aforementioned notice. However, if any of the other Parties does not find the price for the Shares (in the relevant Company or both Companies, as the case may be) based on the fair price evaluation acceptable, then the pre-emption rights may be withdrawn in writing to the Affected Shareholder at the latest seven (7) days after notice has been provided that the fair price evaluation by the independent evaluators has not been accepted by the Parties and the Parties shall remain Shareholders. Settlement shall take place at the latest one-hundred-and-fifty (150) day-period from the aforementioned notice.

PROVIDED ALWAYS that such right of termination of this agreement shall be without prejudice to any other right which the other Parties may have towards the Affected Shareholder in respect of such default and the termination or exercise of pre-emption rights shall thus take effect without prejudice to any rights accrued between the Parties.

In the event of such default by a Party described under 15.1 above, the other Shareholders shall have the option to make the shortfall caused by such default and to the extent a Shareholder shall remit such funds, it shall be entitled to an indemnity from the Affected Shareholder to include interest at the three month USD LIBOR rate at the relevant time plus two percent (2%) per annum on the amount so paid, such interest to be calculated from the date of the default until payment by the Affected Shareholder.

16	CONFIDENTIALITY

16.1	Each Party agrees to keep all Confidential Information confidential and not to disclose it to any third party, save to the extent permitted by this Article 16 and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

16.2	Confidential Information received shall be disclosed by a Recipient only to that limited number of Representatives who need to know such information, each of whom shall be informed of the confidential nature of the information and agree to be bound by the terms of this Article 16. The Recipient shall be liable for any breach of this Article 16 by Representatives to whom Confidential Information is disclosed.

16.3	Each of the Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Parties undertakes not to use any Confidential Information for any unlawful purpose.

16.4	In the event that a Recipient is legally compelled, pursuant to a subpoena, civil investigative demand, regulatory demand or similar process or pursuant to applicable law, rule, regulation or pursuant to any applicable stock exchange rule or any rule of the U.S. Securities and Exchange Commission or disclosure requirement to disclose any Confidential Information, the Recipient shall provide the Disclosing Party with prompt notice of such request or requirement as far in advance of its disclosure as is reasonably practicable. The Recipient agrees to reasonably cooperate with the Disclosing Party to obtain a protective order or other appropriate remedy in order to limit such disclosure.

16.5	For the avoidance of doubt, no Party has disclosed or will disclose (nor is any Party obliged to disclose) to any other Party or any Company or any other Person information which is confidential in respect of LNG projects other than the Neptune LNG Project.

16.6	In this Article 16 the expressions “Disclosing Party” and “Recipient” shall have the meanings given in the definition of “Confidential Information”.

17	REPLACEMENT AND EFFECTIVE TIME

17.1	This Shareholders’ Agreement shall be effective as from the time at which the shares representing the Previous Shareholders’ 50% holding in the share capital of each Company are transferred by the Previous Shareholder to, and registered in the name of, HLPO, such time of the transfer by the Previous Shareholder to HLPO having been notified in writing by the Previous Shareholder to MOL and TLT, whereupon the Previous Shareholders’ Agreement shall cease to have effect, without prejudice to any accrued rights and obligations which are unsatisfied or unperformed under the Previous Shareholders’ Agreement.

17.2	With effect from the Effective Time the confidentiality agreement dated 20 February 2006 between Leif Höegh & Co AS and MOL shall cease to have effect but without prejudice to rights and obligations accrued before the Effective Time (and, as among the Parties, shall be superseded by Article 16 of this Agreement).

18	DURATION

This Shareholders’ Agreement shall be binding on the Parties from the Effective Time until this Shareholders’ Agreement is terminated by the Parties hereto in accordance with Article 13 or Article 15 or otherwise ceases to apply as provided herein.

19	GOVERNING LAW AND ARBITRATION

19.1	This Shareholders’ Agreement shall be governed by and construed in accordance with English law.

19.2	Any claim, dispute or controversy arising among the Parties out of or in relation to this Agreement, shall be settled through friendly consultations between the Parties. In the event that no settlement is reached within 30 days from the date of notification by either Party to the other that it intends to submit a claim, dispute or controversy to arbitration then such claim, dispute or controversy shall be finally settled by arbitration in accordance with the rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said rules. The place of arbitration shall be London, UK. The arbitration proceeding shall be conducted in English.

20	NOTICES

Unless otherwise specified herein, any notice required to be given hereunder by and Party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, sent by facsimile or delivered to the address of the other Parties hereinafter set forth:

HLPO:	Höegh LNG Partners Operating LLC
c/o Höegh LNG AS
Drammensveien 134
0277 Oslo
Norway
Attention: Chief Executive Officer
Facsimile: + 47 2103 9013

MOL:	1-1, Toranomon,
2-Chome, Minato-ku,
Tokyo, Japan 105-8688
Attention: General Manager, LNG Carrier Division
Facsimile: +81 33587 7748

TLT:	Tokyo LNG Tanker Co., Ltd.
1-5-20 Kaigan
Minato-ku
Tokyo, Japan 105-8527
Attention: General Manager, Business Development Division I
Facsimile: +81 3 3432 5834

or such address as any Party may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed, on the fifth business day after the time of mailing, if sent by facsimile on the day sent, and if delivered on the date of delivery, in each case Saturdays, Sundays and statutory holidays excepted. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by mail will not be deemed to be received until actually received, and the Party sending the notice shall utilize any other means of communication which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

21	GENERAL PROVISIONS

21.1	Illegality. If any one or more of the provisions contained in this Shareholders’ Agreement shall be invalid, illegal or unenforceable in any respect in any competent jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other competent jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

21.2	Entire agreement. The provisions herein constitute the entire agreement among the Parties regarding the Companies and supersede all other agreements between the Parties regarding the same (including the heads of agreement dated 21 March 2006 made between the Parties), save for any related or supplemental agreements having the same date as the Previous Shareholders’ Agreement or the Shareholders’ Agreement dated 26 April 2006 (as amended and restated on 20 December 2007).

21.3	Amendment. This Shareholders’ Agreement may be amended only by written agreement executed by the Parties hereto which agreement specifically states that it amends this Shareholders’ Agreement.

21.4	No Waiver. Failure on any Party to insist upon strict observance of or compliance with any term of this Shareholders’ Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance or compliance with the other terms hereof, or in the future.

21.5	Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Shareholders’ Agreement, nor shall they affect its meaning, construction or effect.

21.6	Counterparts. This Shareholders’ Agreement may be entered into in any number of counterparts and by the Parties on separate counterparts, each of which when so executed and delivered shall be an original but shall not be effective until each Party has executed at least one counterpart, but all the counterparts shall together constitute one and the same instrument.

21.7	Responsibility for costs. Any ongoing administrative costs of the Companies shall be borne between the Parties in accordance with their Relevant Proportions. Except where expressly provided otherwise, each Party shall pay its own costs connected with the negotiation, preparation, execution and implementation of this Shareholders Agreement and any matters connected therewith but this is without prejudice to any Party’s rights to recover its costs (in whole or in part) under the general law.

21.8	Third party rights. This Shareholders’ Agreement is made for the benefit of the Parties hereto and their successors and permitted assigns only and is not intended to benefit, and no term thereof shall be enforceable by, any other person by virtue of the Contracts (Rights of Third Parties) Act 1999. However, notwithstanding the foregoing, (i) HLNG Holdings shall have the benefit of and may enforce the provisions of Article 16 and Article 17.1 and (ii) Leif Höegh & Co AS shall have the benefit of and may enforce the provisions of Article 17.2; provided that this Shareholders’ Agreement may be rescinded or varied by the Parties hereto without the consent of HLNG Holdings or Leif Höegh & Co AS (or any person who is not a party to it) in all other respects.

21.9	Assignment. This Shareholders’ Agreement shall be binding on and enure for the benefit of each Party’s successors and assigns save that:

(a)

any purported assignment, charge, transfer or other disposition by a Party of the benefit of this Shareholders’ Agreement (or any related document) or of any of its claims or rights (whether to damages or otherwise) or obligations arising under or in connection with this

Agreement (or any related document) which is made without the other Parties’ prior written consent (such consent not to be unreasonably withheld or delayed) shall be void for all purposes; and

(b)	any Party in breach of this Article 21.9 shall not be entitled to recover damages or exercise any other remedy in respect of any loss which may be sustained by any other person who at any time has any right or interest relating to this Shareholders’ Agreement as a result of any such breach.

21.10	Warranties of authority. Each Party represents and warrants as regards itself that as at the date hereof:

(a)	it is duly incorporated and in existence and has full power and authority to enter into, and perform all its obligations under, this Shareholders’ Agreement;

(b)	this Shareholders’ Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms;

(c)	the entry into and performance by it of this Shareholders’ Agreement does not and will not violate in any respect any law or regulation or any agreement to which it is a party; and

(d)	all consents, licences, approvals and authorisations required by it in connection with this Shareholders’ Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

22	FURTHER ASSURANCES

Subject always to the other provisions of this Shareholders’ Agreement, each Party shall, and shall procure that any nominee for it and/or any Group Undertaking of it shall, and each Shareholder shall use such voting and other powers available to it in relation to each Company to procure that each Company shall execute any deeds or documents and exercise or waive any rights and generally take any and all action which may be necessary for this Shareholders’ Agreement to be carried into effect including, but not limited to, entering into and performing its obligations under the agreements to which each Company is, or is to be, a party and passing (or ensuring that there are passed) any resolution of a Company which may be required or desirable in connection with this Shareholders’ Agreement.

IN WITNESS whereof this Shareholders’ Agreement has been executed on the day and year first before written.

Executed by affixing a seal of	)
Mr. Koichi Muto,	)
a Representative Director of :	)
MITSUI O.S.K. LINES, LTD.	)

Executed and delivered by	)
)
an Attorney on behalf of	)
HÖEGH LNG PARTNERS	)
OPERATING LLC	)

Executed by affixing a seal of	)
Mr. Tadashi Narushima,	)
a Representative Director of :	)
TOKYO LNG TANKER CO., LTD	)

Execution Version

SCHEDULE

DETAILS OF COMPANY 1

Name	SRV Joint Gas Limited

Date of incorporation	4 April 2006

Registered number	HL-165287

Registered office	Clifton House, 75 Fort Street, George Town, P.O. Box 1350 GT, Grand Cayman, Cayman Islands

Directors	Nobuo Ishihara Takeshi Hashimoto Morten Høegh Sveinung Støhle

Secretary	Appleby Corporate Services (Cayman) Limited

Authorised share capital	$50,000 divided into 50,000 shares of $1 each

Issued share capital	$50,000 divided into 50,000 shares of $1 each

Registered shareholders (with numbers of shares and beneficial owners)	Höegh LNG Partners Operating LLC - 25,000 shares Mitsui O.S.K. Lines, Ltd – 24,250 shares Tokyo LNG Tanker Co., Ltd – 750 shares

Loan capital	None

Bankers	None

Auditors	Ernst & Young

Accounting reference date	31 December

DETAILS OF COMPANY 2

Name	SRV Joint Gas Two Limited

Date of incorporation	13 August 2007

Registered number	HL - 193196

Registered office	Clifton House, 75 Fort Street, George Town, P.O. Box 1350 GT, Grand Cayman, Cayman Islands

Directors	Nobuo Ishihara Takeshi Hashimoto Morten Høegh Sveinung Støhle

Secretary	Appleby Corporate Services (Cayman) Limited

Authorised share capital	$50,000 divided into 50,000 shares of $1 each

Issued share capital	$50,000 divided into 50,000 shares of $1 each

Registered shareholders (with numbers of shares and beneficial owners)	Höegh LNG Partners Operating LLC - 25,000 shares Mitsui O.S.K. Lines, Ltd – 24,250 shares Tokyo LNG Tanker Co., Ltd – 750 shares

Loan capital	None

Bankers	None

Auditors	Ernst & Young

Accounting reference date	31 December